Exhibit 5.1

November 3, 2005

Securities and Exchange Commission

100 F. Street, N.E..

Washington, D.C.  20549

Re:	Ecolab Inc.
2002 Stock Incentive Plan
Registration Statement on Form S-8

Dear Sir or Madam:

In my capacity as Associate General Counsel - Corporate and Assistant Secretary of Ecolab Inc., a Delaware corporation (the “Company”), I am acting as counsel in connection with the proposed registration by the Company of 271,698 shares (collectively the “Shares”), of common stock, $1.00 par value per share (the “Common Stock”), and the Company’s preferred stock purchase rights (the “Rights”) adhering to the Shares, in connection with the Ecolab Inc. 2002 Stock Incentive Plan (the “Plan”), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on November 3, 2005 (the “Registration Statement”).  I understand that it is the Company’s intention that the Shares will be (a) issued out of authorized but unissued shares, or (b) transferred out of treasury shares held by the Company now or in the future.

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein, including, but not limited to, the Rights Agreement between the Company and First Chicago Trust Company of New York dated as of February 24, 1996, as amended (the “Rights Agreement”).  In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion:

1.               The Company has the corporate authority to issue the Shares and the Rights pursuant to the terms of the Plan.

Securities and Exchange Commission

November 3, 2005

2.               The Shares, when issued or transferred, delivered and paid for in accordance with the Plan, will be validly issued and, subject to any restrictions imposed by the Plan, fully paid and non-assessable.

3.               The Rights, when issued in accordance with the Rights Agreement in connection with Shares issued or transferred in accordance with the Plan (so long as the Rights are attached to the Shares in accordance with the Rights Agreement), will be validly issued and, subject to any restrictions imposed by the Plan, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.  In giving this consent, I do not thereby admit that I am “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/Timothy P. Dordell
Timothy P. Dordell
Associate General Counsel – Corporate
and Assistant Secretary